As filed with the Securities and Exchange Commission on July 18, 2014

Registration No. 333-129556

Registration No. 333-142562

Registration No. 333-150938

Registration No. 333-170372

Registration No. 333-172737

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-129556

Form S-8 Registration Statement No. 333-142562

Form S-8 Registration Statement No. 333-150938

Form S-8 Registration Statement No. 333-170372

Form S-8 Registration Statement No. 333-172737

UNDER THE SECURITIES ACT OF 1933

Cbeyond, Inc.

(Exact name of registrant as specified in its charter)

Delaware	59-3636526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

320 Interstate North Parkway, Suite 500

Atlanta, Georgia 30339

(Address of Principal Executive Offices) (Zip Code)

2005 Equity Incentive Award Plan of Cbeyond, Inc.

2002 Equity Incentive Plan of Cbeyond, Inc.

2000 Stock Incentive Plan of Cbeyond, Inc.

(Full title of the plans)

Vincent Oddo

President and Chief Executive Officer

Cbeyond, Inc.

320 Interstate North Parkway, Suite 500

Atlanta, Georgia 30339

(Name and address of agent for service)

(678) 424-2400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Cbeyond, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of the Company to withdraw and remove from registration the unissued and unsold shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) issuable by the Company pursuant to the Registration Statements:

File No. 333-129556 registering 2,553,847 shares of Common Stock for issuance under the 2005 Equity Incentive Award Plan of Cbeyond, Inc. (the “2005 Plan”), 3,190,985 shares of Common Stock for issuance under the 2002 Equity Incentive Plan of Cbeyond, Inc., and 4,376 shares of Common Stock for issuance under the 2000 Stock Incentive Plan of Cbeyond, Inc.

File No. 333-142562 registering 851,505 shares of Common Stock for issuance under the 2005 Plan.

File No. 333-150938 registering 929,629 shares of Common Stock for issuance under the 2005 Plan.

File No. 333-170372 registering 977,962 shares of Common Stock for issuance under the 2005 Plan.

File No. 333-172737 registering 746,337 shares of Common Stock for issuance under the 2005 Plan.

On July 18, 2014, pursuant to an Agreement and Plan of Merger, dated as of April 19, 2014, by and among Birch Communications, Inc., a Georgia corporation (“Birch”), Hawks Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Birch (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub has ceased, with the Company continuing as the surviving corporation in the Merger.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 18th day of July, 2014.

CBEYOND, INC.

By:	/s/ Vincent Oddo
Name:	Vincent Oddo
Title:	President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed below by the following persons in the capacities indicated, on the dates indicated below.

Signature	Title	Date

/s/ Vincent Oddo Vincent Oddo	President and Chief Executive Officer (Principal Executive Officer)	July 18, 2014

/s/ Edward James III Edward James III	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 18, 2014

/s/ Holcombe T. Green Holcombe T. Green	Director	July 18, 2014